Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Triad Guaranty Inc. 401(k) Profit Sharing Plan of our reports dated March 13, 2009, with respect to the consolidated financial statements and schedules of Triad Guaranty Inc. included in its Annual Report (Form 10-K), and dated June 22, 2009, with respect to the financial statements of the Triad Guaranty Inc. 401(k) Profit Sharing Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 18, 2009